SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  June 24, 2003

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer ID. Number

1-14514	Consolidated Edison, Inc.	New York	13-3965100
4 Irving Place, New York, New York 10003
(212) 460-4600

1-4315	Orange and Rockland Utilities, Inc.	New York	13-1727729
One Blue Hill Plaza, Pearl River New York 10965
(845) 352-6000

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events and Regulation FD Disclosure

O&R Electric and Gas Rate Settlement Agreements

Orange and Rockland Utilities, Inc. (O&R), a wholly-owned subsidiary of Consolidated Edison, Inc. (Con Edison), has entered into settlement agreements with the staff of the New York State Public Service Commission (PSC) and other parties with respect to the rates O&R can charge its New York customers for electric and gas services. The agreements are subject to approval by the PSC. See “Regulatory Matters” in Part I, Item 2 of the combined Con Edison, Consolidated Edison Company of New York, Inc. (Con Edison of New York) and O&R Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

The June 2003 O&R gas agreement, which covers the period from November 2003 through October 2006, provides for increases in gas base rates of $9.3 million (5.8 percent) effective November 2003, $9.3 million (4.8 percent) effective November 2004 and $5.0 million (2.5 percent) effective November 2005. Gas base rates for the second and third rate years may also be changed to reflect the common equity ratio determined in the next base rate proceeding of Con Edison’s principal utility subsidiary, Con Edison of New York, provided that the ratio will not be lower than 45 percent or higher than 48.2 percent (the Con Edison Utility Equity Ratio).

The July 2003 O&R electric agreement, which covers the period from July 2003 through October 2006, provides for no changes to electric base rates and contains provisions for the amortization and offset of regulatory assets and liabilities, the net effect of which will reduce electric operating income by a total of $11 million (pre-tax) over the period covered by the agreement.

The agreements continue to provide for recovery of purchased power and gas costs from customers on a current basis, and for deferral of changes from assumed levels in pension and other post employment benefit costs, property taxes and manufactured gas plant investigation and remediation costs.

The gas agreement also continues a weather normalization clause that moderates, but does not eliminate, the effect of weather-related changes on net income.

The electric agreement provides for the reconciliation in June 2006 of actual capital expenditures from July 2003 through June 2006 with an assumed level of such expenditures, and for deferral of the related revenue requirement impact if actual expenditures are less than the assumed level or, with PSC approval, if actual expenditures are more than 5 percent above the assumed level.

The O&R agreements generally require O&R to share with customers cumulative earnings during the rate years covered by the agreements in excess of a 12.75 percent per annum return on common equity for electric operations and an 11.0 percent per annum rate of return on common equity for gas operations. The gas sharing level will be increased by approximately 0.1667 percent per annum if O&R meets certain goals with respect to increasing customer participation in its retail access program. O&R’s actual return on equity may be materially different than the sharing levels. For purposes of the sharing calculations, O&R’s common equity ratio will be adjusted to reflect the Con Edison Utility Equity Ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

	By:	/s/ Joan S Freilich
Joan S. Freilich
Executive Vice President and Chief Financial Officer

ORANGE AND ROCKLAND UTILITIES, INC.

	By:	/s/ Edward J. Rasmussen
Edward J. Rasmussen
Vice President, Controller and Chief Financial Officer

DATE: July 1, 2003